Exhibit 21.1

THE J.G. WENTWORTH COMPANY SUBSIDIARIES

Name    Jurisdiction of Incorporation

321 Henderson Receivables Acquisition, LLC    Nevada
321 Henderson Receivables II, LLC    Nevada
J.G. Wentworth Home Lending, Inc.    Virginia
J.G. Wentworth Originations, LLC    Nevada
J.G. Wentworth SSC, LP    Nevada
J.G. Wentworth, LLC    Delaware
JGW II, LLC    Nevada
JGW IV, LLC    Nevada
JGW V, LLC    Nevada
JGW VII, LLC    Nevada
JGW-S Holdco, LLC    Nevada
JGW-S III, LLC    Nevada
Orchard Acquisition Company, LLC    Delaware
Peach Holdings, LLC    Delaware
PeachHI, LLC    Delaware
Peachtree Originations, LLC    Delaware
Peachtree Settlement Funding, LLC    Nevada
Settlement Funding, LLC    Georgia
WS Parent, LLC    Delaware